EXHIBIT 99.1

FOR IMMEDIATE RELEASE
SM ENERGY ANNOUNCES EXCHANGE OFFER
FOR ITS $600 MILLION 6.125% SENIOR NOTES DUE 2022
DENVER, CO - June 10, 2015 - SM Energy Company (NYSE: SM) today announces that it commenced an offer to exchange all of its outstanding $600 million 6.125% Senior Notes due 2022, which have been registered under the Securities Act of 1933 (the "Exchange Notes") in exchange for its outstanding $600 million 6.125% Senior Notes due 2022, which were issued on November 17, 2014, in a private placement (the "Outstanding Notes"). The Exchange Notes are being offered pursuant to a registration rights agreement previously entered into in connection with the issuance of the Outstanding Notes. The exchange offer is being conducted upon the terms and subject to the conditions set forth in the prospectus dated June 10, 2015, and the related letter of transmittal.
The terms of the Exchange Notes are substantially identical to the terms of the Outstanding Notes, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the Exchange Notes. The exchange offer is limited to holders of the Outstanding Notes. The exchange offer is scheduled to expire at 5:00 p.m. New York time on July 9, 2015, unless extended. Outstanding Notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date by following the procedures set forth in the exchange offer prospectus and the related letter of transmittal. Copies of the prospectus and the related letter of transmittal may be obtained from U.S. Bank National Association, which is serving as the exchange agent for the exchange offer. The address, telephone and facsimile number of U.S. Bank National Association are as follows:

By Facsimile for Eligible Institutions: (303) 585-6865 Attention: Corporate Trust	By Mail/Overnight Delivery/Hand: 950 17th Street - 12th Floor Denver, CO 80202 Attention: Corporate Trust	Confirm by Telephone: (800) 934-6802

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website.

SM ENERGY CONTACTS:
Jennifer Martin Samuels, ir@sm-energy.com, 303-864-2507
James Edwards, ir@sm-energy.com, 303-837-2444